Exhibit 99.1

Soligenix Announces Initial $600,000 Investment
and up to $10.6 Million Common Stock Purchase Agreement
with Lincoln Park Capital Fund, LLC

Princeton, NJ – November 21, 2013 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a clinical stage biopharmaceutical company focused on developing products to treat serious inflammatory diseases where there remains an unmet medical need, as well as developing several biodefense vaccines and therapeutics, announced today that it signed a stock purchase agreement with Lincoln Park Capital Fund, LLC (LPC) providing an initial investment in Soligenix of $600,000 and the availability of additional periodic investments up to $10.0 million over a 36 month term.

Upon execution of the agreement, the Company received an investment of $600,000 in exchange for the issuance of 285,714 shares of the Company’s common stock to LPC.  The per share purchase price of $2.10 was equal to the closing price of the Common Stock on the day prior to the execution of the agreement.   At its sole discretion, Soligenix has the right to sell to LPC up to an additional $10.0 million of its common stock, in amounts as described in the agreement and subject to certain conditions, which include the effectiveness of a registration statement with the U.S. Securities and Exchange Commission covering the sale of the shares that may be issued to LPC. The purchase price of the shares will be based on prevailing market prices of Soligenix’s shares immediately preceding the notice of a sale without any fixed discount.  Soligenix controls the timing and amount of any future investment and LPC is obligated to make such purchases, if and when the Company decides in accordance with the stock purchase agreement.  Additionally, there are no upper price limit restrictions, negative covenants or any restrictions on the Company’s future financing activities. Soligenix can terminate the agreement at any time without any monetary cost or penalty.  LPC has also agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.

Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix stated, “LPC has years of experience investing in life sciences companies, including technologies that address orphan indications, and we are pleased to have them as investors in the Company.”  Dr. Schaber continued, “The ability to raise capital at or near market prices enhances our potential to pursue strategic alliances in a very efficient and opportunistic manner while staying committed to advancing our Phase 2 studies with SGX942 for the treatment of oral mucositis in head and neck cancer and SGX203 for the treatment of pediatric Crohn’s disease.”

About Lincoln Park Capital

Lincoln Park Capital (LPC) is an institutional investor headquartered in Chicago, Illinois.   LPC’s experienced professionals manage a portfolio of investments in public and private entities.  These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology.  LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.lpcfunds.com

About Soligenix, Inc.

Soligenix is a clinical stage biopharmaceutical company developing products to treat serious inflammatory diseases where there remains an unmet medical need, as well as developing several biodefense vaccines and therapeutics. Soligenix is developing proprietary formulations of oral BDP (beclomethasone 17,21-dipropionate) for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203), acute radiation enteritis (SGX201) and chronic Graft-versus-Host disease (orBec®), as well as developing its novel innate defense regulator (IDR) technology SGX942 for the treatment of oral mucositis.

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government’s Strategic National Stockpile. Soligenix’s lead biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Diseases (NIAID) grant supporting development of Soligenix’s new vaccine heat stabilization technology known as ThermoVax™.  Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) under a BARDA contract award valued up to $26.3 million and a NIAID contract award valued up to $6.4 million. OrbeShield™ has previously demonstrated statistically significant preclinical survival results in a canine model of GI ARS funded by the NIAID.  Recently, Soligenix announced a worldwide exclusive collaboration with Intrexon Corporation that will focus on the joint development of a treatment for Melioidosis, a high priority biothreat and an area of unmet medical need.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program.  These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA
Acting Chief Financial Officer
(609) 538-8200 | www.soligenix.com